UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2015

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Ronald Frasch as Director

On July 9, 2015, Ronald Frasch resigned as a member of the Board of Directors (the “Board”) of EVINE Live Inc. (the “Company”), effective immediately. Mr. Frasch resigned due to time constraints. There was no material disagreement between Mr. Frasch and the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices or otherwise.

(d)	Appointment of Lisa Letizio as Director

On July 15, 2015, as permitted by the Amended and Restated By-Laws of the Company and Minnesota corporate law, the Board appointed Lisa Letizio as a member of the Board to fill the vacancy created by Mr. Frasch’s resignation from the Board.  Ms. Letizio’s term began on July 15, 2015 and will continue until the Company’s 2016 Annual Meeting of Shareholders or until her successor is elected and qualifies, or until her earlier death, resignation, removal or disqualification.  Ms. Letizio will receive a restricted stock grant of the Company’s common stock in an amount equal to $65,000, which will vest the day before the Company’s 2016 Annual Meeting of Shareholders, all in accordance with the Company’s current director equity compensation guidelines. Ms. Letizio will serve as a member of the Human Resources and Compensation Committee of the Board.

Prior to joining the Board, Ms. Letizio served as the Chief Human Resources Officer at HSN, Inc. from 1998 to 2014. In that role, Ms. Letizio oversaw the Human Resources teams for all of HSNi, a retail portfolio that encompassed HSN, a leading interactive multichannel retailer, and Cornerstone, a multichannel retailer of lifestyle brands including Frontgate, Garnet Hill, Ballard Designs, Grandin Road, Improvements, Chasing Fireflies and TravelSmith. Ms. Letizio’s responsibilities at HSNi included talent acquisition and assessment, leadership development, compensation, employee engagement, benefits/wellness, work life programs and community affairs. Prior to joining HSNi, Ms. Letizio was Vice President of Human Resources of The Timberland Company from 1992 to 1998. During her tenure at The Timberland Company, Ms. Letizio built the company's global human resources function, establishing world-wide pay and benefits systems as well as recruiting top leadership talent across Europe, the Dominican Republic and Puerto Rico. Ms. Letizio is a board member and twice elected board chair of Big Brothers Big Sisters of Tampa Bay. She is also part of the founding board and board secretary of the St. Petersburg Arts Alliance.

There are no arrangements or understandings between Ms. Letizio and any other person(s) pursuant to which Ms. Letizio was or is to be selected as a director of the Company, other than arrangements or understandings with directors of the Company acting solely in their capacities as such.  There are no family relationships between Ms. Letizio and any other director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.  There are no current or proposed transactions in which Ms. Letizio or any related person of Ms. Letizio has an interest that are required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Following Ms. Letizio’s appointment, the Board consists of the following eight directors: Thomas Beers, Mark Bozek, John Buck, Landel Hobbs, Lisa Letizio, Lowell Robinson, Robert Rosenblatt and Fred Siegel.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Frasch letter of resignation dated July 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 15, 2015	EVINE Live Inc.

	By:	/s/ Russell Nuce
Russell Nuce Executive Vice President